Exhibit 99.1

Glossary of Selected Terms

The following measures are used by the Company’s management to evaluate performance against historical results and establish targets on a consolidated basis. A number of these measures are components of net income but, in some cases, may be considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the Consolidated Statement of Operations, and in some cases, require inclusion or exclusion of certain items not ordinarily included or excluded in a GAAP financial measure. In the opinion of the Company’s management, a discussion of these measures is meaningful to provide investors with an understanding of the significant factors that comprise the Company’s periodic results of operations.

Catastrophe costs – The sum of catastrophe losses and property and casualty catastrophe reinsurance reinstatement premiums.

Catastrophe losses - In categorizing property and casualty claims as being from a catastrophe, the Company utilizes the designations of the Insurance Services Office, Inc. (“ISO”) and reports loss and loss adjustment expense amounts net of reinsurance recoverables. A catastrophe is a severe loss resulting from natural and man-made events within a particular territory, including risks such as fire, earthquake, windstorm, explosion, terrorism and other similar events, that causes $25 million or more in insured property and casualty losses for the industry and affects a significant number of property and casualty insurers and policyholders. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or amount in advance, and therefore their effects are not included in earnings or claim and claim adjustment expense reserves prior to occurrence. In the opinion of the Company’s management, a discussion of the impact of catastrophes is meaningful for investors to understand the variability in periodic earnings.

Prior Years’ Reserve Development - A measure which the Company reports for its property and casualty segment which identifies the increase or decrease in net incurred claim and claim adjustment expense reserves at successive valuation dates for claims which occurred in previous calendar years. In the opinion of the Company’s management, a discussion of prior years’ loss reserve development is useful to investors as it allows them to assess the impact on current period earnings of incurred claims experience from the current calendar year and previous calendar years.

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